TO BE EFFECTIVE JULY 24, 2000

                     AMENDMENT OF ARTICLES OF INCORPORATION

                                      OF

                  STRONG SHORT-TERM MUNICIPAL BOND FUND, INC.

          The undersigned Vice President of Strong Short-Term Municipal Bond Fund, Inc. (the "Corporation"), hereby certifies that in accordance with
Section 180.1002 of the Wisconsin Statutes, the following Amendment was duly adopted to create the Institutional series of the Strong Short-Term Municipal Bond Fund.

          "Paragraph A of Article IV is hereby amended by deleting Paragraph A thereof and inserting the following as a new paragraph:

     'A.     The Corporation shall have the authority to issue an indefinite number of shares of Common Stock with a par value of $.00001 per share. Subject to the following paragraph the authorized shares are classified as follows:

     CLASS                         SERIES          AUTHORIZED NUMBER OF SHARES

     Strong Short-Term Municipal   Investor       Indefinite
     Bond Fund                     Advisor        Indefinite
                                   Institutional  Indefinite'''

          This Amendment to the Articles of Incorporation of the Corporation was adopted by the Board of Directors on May 5, 2000 in accordance with Section
180.1002 and 180.0602 of the Wisconsin Statutes. Shareholder approval was not required. No shares of the Institutional series of the Strong Short-Term Municipal Bond Fund have been issued.

          Executed in duplicate this 20th day of July, 2000.

                                   STRONG SHORT-TERM MUNICIPAL BOND FUND, INC.

                                   By:    /s/ Cathleen A. Ebacher
                                          Cathleen A. Ebacher, Vice President

This instrument was drafted by:

Susan A. Hollister
Strong Capital Management, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051


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